Exhibit 99.28(i)

April 28, 2016

Advance Capital I, Inc.

One Towne Square

Suite 444

Southfield, Michigan  48076

Re:

Advance Capital I, Inc. - File Nos. 033-13754 and 811-05127

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 42 to the Advance Capital I, Inc. Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 50 under the Securities Act of 1933 (Amendment No. 50 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP